UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2025

Safe Pro Group Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-42261	87-4227079
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File No.)	Identification No.)

18305 Biscayne Blvd., Suite 222

Aventura, Florida 33160

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (786) 409-4030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SPAI	The NASDAQ Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement.

On August 19, 2025, Safe Pro Group Inc. (the “Company”) entered into certain Securities Purchase Agreements (each, an “Agreement”) with certain investors (the “Investors”), pursuant to which the Investors purchased an aggregate of: (i) 2,000,000 shares of the Company’s common stock (“Common Stock”), and (ii) three-year warrants to purchase up to 2,000,000 shares of Common Stock at an exercise price of $6.00 per share (the “Warrants”). The combined purchase price of one share of Common Stock and one accompanying Warrant was $4.00.

Subject to certain ownership limitations, each of the Warrants is immediately exercisable, has an exercise price of $6.00 per share, and expires three years from the date of issuance. The Warrants may only be exercised on a cashless basis if there is no registration statement registering, or a prospectus contained therein in not available for, the resale of the shares of common stock underlying the Warrants. The holder of a Warrant is prohibited from exercising of any such warrants to the extent that such exercise would result in the number of shares of common stock beneficially owned by such holder and its affiliates exceeding 4.99% or 9.99% (at the election of the Investor) of the total number of shares of common stock outstanding immediately after giving effect to the exercise.

The closing of the sales of these securities occurred on August 21, 2025 (the “Closing Date”). The gross proceeds to the Company from the offering were approximately $8.0 million, before deducting the fees and expenses, and excluding the proceeds, if any, from the exercise of the Warrants. The Company intends to use the net proceeds from the offering to fund working capital and general corporate purposes.

The Company agreed to use its best efforts to file a registration statement (the “Registration Statement”) registering the resale of the Common Stock issued in the offering, and the Common Stock underlying the Warrants, within fifteen business days from the Closing Date.

The Company has agreed not enter into any transaction for the sale of any of its equity securities or securities convertible into its equity securities for a period of 90 days from the Closing Date; provided, however, that after the Registration Statement has been effective for at least 30 days, the Company may enter into transactions for the sale of its equity securities or securities convertible into its equity securities if, and only if, the price per share of Common Stock (or conversion price, as applicable) in such transaction is equal to or greater than $6.00 per share.

The Common Stock and Warrants issued in the offering and the shares issuable upon exercise of the Warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws.

This description of the Agreement and Warrant does not purport to be complete and is qualified in its entirety by reference to the complete text of the forms of Agreement and Warrant attached as Exhibits 10.1 and 4.1, respectively, of this Current Report on Form 8-K.

The form of Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide security holders with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations between the parties with respect to the transaction described above, the document is not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to each Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of each Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of each Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 relating to the Common Stock and Warrants issued in the offering and the shares issuable upon exercise of the Warrants is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2025

SAFE PRO GROUP INC.

By:	/s/ Daniyel Erdberg
Daniyel Erdberg
Chief Executive Officer